Exhibit 5

Transactions in Securities of the Issuer

EVOGENE LTD.

Reporting Person	Nature of the Transaction	Securities Purchased/ (Sold)	Price Per Security (US$)	Date of Purchase/ Sale
L.I.A. Pure Capital Ltd.	Acquisition of American Depositary Shares, each representing one (1) Ordinary Share, par value NIS 0.20, of the Company.	80,000	0.579	07/20/2026